EXHIBIT 10.2

June 29, 2015

VIA HAND DELIVERY

Michael Ellis

1014 Vine St.

Cincinnati, OH  45202

Dear Mike,

This letter sets forth the terms and conditions of the agreement between you and The Kroger Co., including for purposes of this agreement its parent, subsidiary and affiliated companies (collectively, hereafter “Kroger”), concerning the separation of your employment.

1.                   On June 29, 2015, you will retire and relinquish your position as President and Chief Operating Officer of Kroger and be relieved of your general duties and responsibilities arising from that position as of that date.

2.                   You will be paid your regular base pay through June 29, 2015 and for any accrued but unused personal days and any accrued but unused vacation time, including remaining 2015 vacation time, any outstanding 2014 vacation time, and any banked vacation time owed to you.  In addition, Kroger stock options granted to you prior to today’s date but unvested as of today’s date will be deemed to have vested, after and despite your retirement, and will become payable on and be paid to you, on June 29, 2018, if and only if as of June 29, 2018 you have not breached any of the provisions of this agreement as set forth below.

3.                   All other benefits to which you are currently entitled will be governed by the terms and conditions of such benefit plans or programs.

4.                   Your employment records will reflect that you voluntarily resigned.

5.                   You agree that this agreement, its terms and conditions, and any and all larger circumstances surrounding the separation of your employment shall remain confidential, and you will not disclose their existence or their substance to any person, except that the contents of this agreement may be disclosed (a) to your attorneys and tax/financial advisors, (b) to any federal, state or local taxing authority, and (c) in connection with any legal proceeding involving your assets.  If you are asked about the circumstances surrounding the separation of your employment and you elect to offer any response, you will respond only with the statement “I chose to retire from my employment,” and nothing more.  In the event you breach any of the foregoing provisions of this paragraph 5, you agree that the stock options referred to in paragraph 2, above, will be deemed not to have vested and will not be payable or paid.

6.                   You further agree that you will not at any time in the future disparage or malign Kroger or any of its officers, directors, employees, agents or assigns, or any of their respective management philosophies, direction, values, activities or practices of any kind, in any way in any communications you may have with any third party, and that you will not at any time in the future divulge or disclose in any way to any third party any Kroger trade secrets, business plans, strategies or policies, financial or marketing information, sales or market share information, vendor or supplier information, contractual information, or other confidential company information of any kind whatsoever (that is, business-related information not already disclosed by the company, or any other non-public company information).  In the event you breach any of the foregoing provisions of this paragraph 6, you agree that the stock options referred to in paragraph 2, above, will be deemed not to have vested and will not be payable or paid.

7.                   Nothing in the foregoing provisions precludes or shall be deemed to preclude any individual from exercising any right or privilege to engage in certain lawfully protected communications with certain federal government agencies, or any communication required by law.

8.                   This agreement is subject to Kroger’s receipt of executed and unrevoked copies of this letter of agreement, the enclosed resignation form and the enclosed waiver and release.

9.                   You agree to execute the attached Waiver of Rights and General Release of All Claims.

10.            You will immediately provide or return to Kroger all company-owned computers or other electronic devices of any kind, as well as any other company-owned equipment and confidential company information (as described in paragraph 6, above) or documentation of any kind.

11.            In exchange for being allowed the opportunity to resign and the other foregoing benefits, which are more than what would otherwise be provided to you under applicable law or Kroger policy, you will return to Kroger executed copies of this letter agreement, the enclosed resignation form and the waiver and release.

12.            This agreement, your voluntary resignation and the waiver and release constitute the full and complete understanding between you and Kroger regarding the separation of your employment and no other understanding or agreement, oral or written, exists.

Sincerely,

/s/ Katy Barclay

Katy Barclay

Senior Vice President, Human Resources

I have read and fully understand the foregoing, and having had the opportunity to consider such terms and conditions and to consult with advisors of my choosing, I hereby agree to each of the above terms and conditions and acknowledge that I do so of my own volition, free of coercion.

6/29/15	/s/ Michael Ellis
Date	Michael Ellis

WAIVER OF RIGHTS

AND GENERAL RELEASE OF ALL CLAIMS

I, Michael Ellis, in exchange and consideration for certain special benefits described in a letter agreement dated June 29, 2015 and other good and valuable consideration that I have accepted from The Kroger Co. (including its parent, subsidiary and affiliated companies, including but not limited to Fred Meyer Stores, Inc., hereinafter collectively referred to as “Kroger”) and that I acknowledge exceed and are in addition to what I would otherwise be entitled to receive, do hereby and forever release and covenant not to sue Kroger, its employees, officers, directors, agents and assigns, for or with respect to any action, cause of action, suit, debt or claim which has arisen or may arise during the course of or in connection with my employment with Kroger, or the separation of my employment with Kroger, whether presently known or unknown, under local, state, federal, common or any other law, excepting only such claims that may later arise from a material breach of the aforementioned letter agreement dated June 29, 2015.  I further hereby expressly state and acknowledge that, up to and including the date of this Waiver and Release, I have been accorded all leave time and all opportunities for leave time available or potentially available to me, and I have sustained no illness or injury in any workplace of Kroger or in conjunction with or in any way related to my employment with Kroger that I have not already reported to Kroger, its workers’ compensation insurer or administrator, and/or the relevant state workers’ compensation agency.

Date:	6/29/15	/s/ Michael Ellis
MICHAEL ELLIS

ACKNOWLEDGMENT AND AGREEMENT

I, Michael Ellis, acknowledge and agree that in the event (and only in the event) that the compensation committee of The Kroger Co.’s Board of Directors does not approve the terms of paragraphs 2, 5 and 6 of the letter agreement presented to me and executed by me on June 29, 2015, those particular terms of the letter agreement shall be null and void and alternative terms relevant to those paragraphs will be (and will have to be) negotiated.  In the event that the above-referenced committee does approve of those terms, the agreement will as drafted and executed by me on June 29, 2015 be fully valid and enforceable.

Date:	6/29/15	/s/ Michael Ellis
MICHAEL ELLIS